                                                                     Exhibit 8.2
KPMG Peat Marwick LLP
New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078


February 9, 1998

Board of Directors
First Savings Bancshares, M.H.C.
First Savings Bank, SLA
1000 Woodbridge Center Drive
Woodbridge, New Jersey  07095

Dear Gentlemen:

You have requested our opinion as to certain State of New Jersey tax consequences under the Corporation Business Tax, Savings Institution Tax, and the Gross Income Tax of a plan of conversion and plan of reorganization of First Savings Bancshares, M.H.C. ("Mutual Holding Company") and First Savings Bank, SLA (the "Bank").

On October 24, 1997, the Board of Directors of Mutual Holding Company and the Bank adopted the Plan of Conversion and Agreement and Plan of Reorganization of First Savings Bancshares, M.H.C. and First Savings Bank, SLA, which plan was amended on December 16, 1997, and amended and restated on January 28, 1998 (the "Plan"). Capitalized terms not defined in this letter have the meanings assigned to them in the Plan. The reorganization will be accomplished by the following steps:

(i) The Bank will establish First Source Bancorp, Inc. (the "Company"), to be incorporated under Delaware law as a first-tier wholly owned subsidiary of the Bank. The Company will form a first-tier, wholly owned federally chartered interim stock savings bank, which is referred to here as Interim B, solely to facilitate the reorganization.

(iii) Mutual Holding Company will convert into a federally chartered interim stock savings bank ("Interim A") and simultaneously merge with and into the Bank pursuant to state law, with the Bank as the surviving entity ("Mutual Holding Company Merger"). As a result of the Mutual Holding Company Merger, the Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a liquidation account of the Bank in exchange for such person's interest in the Mutual Holding Company.

KPMG Peat Marwick LLP


Page 2
Board of Directors
First Savings Bancshares, M.H.C.
First Savings Bank, SLA
February 9, 1998


(iv) Immediately after the conversion of Mutual Holding Company into Interim A and the merger of Interim "A" with and into the Bank, Interim "B" will merge with and into the Bank, and the separate existence of Interim B will cease. As part of the Reorganization, the shares of the Company common stock held by the Bank will be canceled. The Company's shares of Interim B will be converted, on a one-to-one basis, into shares of Bank common stock, which will result in the Bank becoming a wholly-owned subsidiary of the Company.

(v) Public Shareholders will exchange their shares of Bank common stock for shares of Company common stock pursuant to the Exchange Ratio.

(v) The Company will offer additional shares of its common stock for sale in a Subscription Offering, Community Offering and possibly a Syndicated Community Offering as set forth in the Plan.

As a result of the Reorganization, all Public Shareholders of the Bank will become stockholders of the Company and the Bank will become a wholly owned subsidiary of the Company.

On July 10, 1992, First Savings Bank, SLA (First Savings) reorganized into the mutual holding company form of organization through a transfer to a wholly-owned subsidiary, Bank, of all of its assets and liabilities in exchange for common stock of Bank. First Savings reorganized itself into Mutual Holding Company.
At the same time Bank sold stock to the public ("Minority Shareholders") and raised approximately $10,000,000. After the sale the Mutual Holding Company held 62.4% of Bank's common stock and the Minority Shareholders owned 37.6%. On July 11, 1995, the Bank completed a secondary stock offering to the public and raised approximately $7,800,000. After the secondary sale the Mutual Holding Company held 52.5% of Bank's common stock and the Minority Shareholders owned 47.5%.

Our views as to the New Jersey tax consequences are based upon the opinion ("Federal Opinion") of Patton Boggs, LLP (dated February 9, 1998) that the transaction will qualify as a tax-free transaction under Sections 354(a), 357(a), 361(a), 368(a)(1)(A), 368(a)(2)(E), 368(a)(1)(F), and 1032(a) of the
Internal Revenue Code (IRC), and that

KPMG Peat Marwick LLP


Page 3
Board of Directors
First Savings Bancshares, M.H.C.
First Savings Bank, SLA
February 9, 1998


the Mutual Holding Company's members will recognize no gain or loss solely by reason of their exchange of their membership interest in the Mutual Holding Company for an interest in the liquidation account in the Bank.

NEW JERSEY CORPORATION BUSINESS TAX ACT

While the New Jersey Corporation Business Tax Act does not address tax-free holding company formations or reorganizations, Section 54:10A-4(k) provides, in part, that "the amount of a taxpayer's entire net income shall be deemed prima facie to be equal in amount to the taxable income, before net operating loss deduction and special deductions, which the taxpayer is required to report to the United States Treasury Department for the purposes of computing its Federal income tax ...".

Under this Act, the Attorney General issued a formal opinion which states in pertinent part that "... gain on liquidations of wholly-owned subsidiaries and transfers of assets from one corporation to another ... which is not recognized for Federal income tax purposes pursuant to Internal Revenue Code Section 332 and 368(a)(1)(C), respectively, is not included in 'entire net income' for purposes of the New Jersey Corporation Business Tax. The starting point for 'entire net income' is always Federal taxable income" (emphasis supplied - Formal Opinion 1960 - No. 2, February 10, 1960). The opinion does not address tax-free holding company formations, transfers of assets in exchange for stock or reorganizations. However, the rationale for such opinion will apply to such transactions under the New Jersey Corporation Business Tax Act. Thus, no gain or will be recognized by the Mutual Holding Company, Interim A, the Company, Interim B, nor the Bank if the transaction is not a taxable transaction for Federal income tax purposes.

NEW JERSEY SAVINGS INSTITUTION TAX ACT

While the New Jersey Savings Institution Tax Act does not address reorganizations, the starting point in computing taxable income is as follows:

     ... For the purpose of this Act, the amount of a taxpayer's net income shall be deemed prima facie to be equal in amount to the taxable income, before net operating loss deduction and special deductions, which the taxpayer is

KPMG Peat Marwick LLP


Page 4
Board of Directors
First Savings Bancshares, M.H.C.
First Savings Bank, SLA
February 9, 1998

     required to report to the United States Treasury Department for the purposes of computing its Federal income tax ...(Sec. 54:10D-2).

The rational for Formal Opinion 1960 - No. 2, February 10, 1960 will also to apply to such reorganizations under the New Jersey Savings Institution Tax Act. Thus, no gain or loss will be recognized by the Bank or Interim B if the transaction is not a taxable transaction for Federal income tax purposes.


NEW JERSEY GROSS INCOME TAX

The New Jersey Gross Income Tax Act provides, in part, as follows:

     Sec. 54A:2-1. "There is hereby imposed a tax ... on the New Jersey gross income as herein defined ..."

     Sec. 54A:5-1. "... New Jersey gross income shall consist of the following categories of income:
                         -

     (c) ... Net gains or net income ... derived from the sale, exchange, or other disposition of property ... determined in accordance with the method of accounting allowed for Federal income tax purposes ... The term 'net gain or net income' shall not include gains or income from transactions to the extent to which nonrecognition is allowed for Federal income tax purposes. The term 'sale, exchange, or other disposition' shall not include the exchange of stock or securities in a corporation a party to a reorganization ...

     For purposes of this clause, the term 'reorganization' means ... (iv) A transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders ... is in control of the corporation to which the assets are transferred."

The above definition of a reorganization is similar to the general rule of
Section 368 of the Internal Revenue Code. Therefore, the reorganization of Bank will not result in the recognition of taxable gain or loss to the members, nor to the individual shareholders of

KPMG Peat Marwick LLP


Page 5
Board of Directors
First Savings Bancshares, M.H.C.
First Savings Bank, SLA
February 9, 1998

the Bank under the New Jersey Gross Income Tax Act if the transaction is not a taxable transaction for Federal income tax purposes.

It should be noted, however, that if the opportunity to purchase stock is deemed to have an ascertainable value, the depositors would recognize New Jersey taxable income (dividends) equal to the amount of such value recognized for Federal income tax purposes.

                                SCOPE OF OPINION

Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan, as well as all the information and representations referred to herein or made to Patton Boggs, LLP. Any changes in the transaction could cause us to modify our opinion.

Our opinion as expressed above is rendered only with respect to the State of New Jersey tax consequences under the Corporation Business Tax, Savings Institution Tax, and the Gross Income Tax of specific matters discussed herein, and we express no opinion with respect to any other federal, state, local, or foreign tax matters relating to the proposed transaction or legal aspect of the offering. Our opinion is based on the facts and circumstances as stated herein, whether directly or by reference to the Federal Opinion. It is expressly understood and agreed to by First Savings Bancshares, M.H.C. and First Savings Bank, SLA that KPMG is relying solely on the Federal Opinion in all respects, including facts, representations, and assumptions, relating to the federal tax consequences of the matters described therein. KPMG has not independently verified the accuracy of any fact, representation, opinion or other matter contained in the Federal Opinion and should any fact, representation, opinion or other matter addressed therein not be correct, it could cause the New Jersey opinion contained herein to also be incorrect. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Revised Statutes of New Jersey (1937), as amended, the rules and regulations thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We

KPMG Peat Marwick LLP


Page 6
Board of Directors
First Savings Bancshares, M.H.C.
First Savings Bank, SLA
February 9, 1998

undertake no responsibility to update or supplement our opinion after its issuance. This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

                                    CONSENT

We consent to the inclusion of this opinion as an exhibit to the Form AC and Form S-1 Registration Statement of First Source Bancorp, Inc. and the references to and summary of this opinion in such Form AC and Form S-1 Registration Statement.



Very truly yours,

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP